EXHIBIT – 99.(a)(5)(E)

Fidelity National Financial, Inc. and J. Alexander’s Corporation Announce

73.8% of Shares Tendered in Support of FNF Tender Offer Giving FNF Control; Announce Subsequent Offering Period to Acquire Remaining Shares

Jacksonville, Fla. And Nashville, Tenn. — (September 20, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and restaurant and other diversified services, and J. Alexander’s Corporation (NASDAQ:JAX) (“J. Alexander’s”) today announced the preliminary results of a tender offer through FNF’s indirect, wholly-owned subsidiary, New Athena Merger Sub, Inc. (“Purchaser”), for all outstanding common stock of J. Alexander’s.

The tender offer and withdrawal rights expired at 5:00 P.M., New York City time, on Wednesday, September 19, 2012. According to the depositary for the tender offer, approximately 4,451,627 shares (excluding approximately 321,133 shares subject to guarantees of delivery) were validly tendered and not withdrawn as of the expiration time. This represents approximately 73.8 percent of J. Alexander’s outstanding shares of common stock on a fully diluted basis, giving FNF control of J. Alexander’s. The Purchaser has accepted all shares that were validly tendered and not properly withdrawn and will promptly pay for such shares at the tender offer price of $14.50 per share, net to the seller in cash, without interest and less any required withholding taxes.

In response to the completion of the tender offer, Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s, stated, “We are pleased with the successful completion of the first step of the transaction with FNF and believe it represents a significant achievement for our shareholders by maximizing value and providing them with a substantial cash premium for their shares. We look forward to a successful merger closing.”

“We are happy to welcome J. Alexander’s and its employees to the FNF family,” said FNF CEO George P. Scanlon. “J. Alexander’s has a strong reputation for providing great service and a high quality dining experience to its guests, and will enhance the growth of our upscale casual concepts at American Blue Ribbon Holdings.”

FNF and J. Alexander’s also announced today that the Purchaser is commencing a subsequent offering period to acquire the remaining untendered shares of J. Alexander’s common stock.

The subsequent offering period will expire at 5:00 p.m., New York City time, on Wednesday, September 26, 2012, unless extended. During this subsequent offering period, holders of shares of J. Alexander’s common stock who did not previously tender their shares into the initial tender offer may do so, and the Purchaser will immediately accept and promptly pay for any shares properly tendered, for the same $14.50 per share, net to the seller in cash, without interest and less any applicable withholding taxes, that is payable to stockholders who tendered their shares during the initial offering period of the tender offer.

Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, with two exceptions: (i) shares cannot be delivered by the guaranteed delivery procedure and (ii) shares validly tendered during the subsequent offering period will be accepted for payment on a daily “as tendered” basis and, accordingly, may not be withdrawn. FNF and the Purchaser reserve the right to extend the subsequent offering period in accordance with applicable law.

Following the subsequent offering period, as may be extended, and any exercise of the top up option provided in the merger agreement, if the Purchaser has acquired at least 90 percent of the shares of J. Alexander’s common stock then outstanding, the Purchaser intends to merge with and into J. Alexander’s in accordance with the “short-form” merger and other applicable provisions of the Tennessee Business Corporation Act. If the Purchaser is not able to consummate a “short-form” merger, it intends to seek approval of the merger by a vote of J. Alexander’s stockholders at a duly held special meeting that is expected to be scheduled during the fourth quarter of 2012. As a result of the Purchaser’s purchase of shares tendered in the initial offering period, it will be able to approve the merger without the affirmative vote of any other J. Alexander’s stockholder at the meeting.

As a result of the merger, any shares of J. Alexander’s common stock not tendered will be cancelled and (except for shares held in the treasury of J. Alexander’s or by FNF or the Purchaser, or shares for which appraisal rights are properly demanded) will be converted into the right to receive the same $14.50 in cash per share, without interest and less any applicable withholding taxes, that is payable to stockholders who tendered their shares during the initial offering period of the tender offer. Accordingly, all J. Alexander’s stockholders will receive the same $14.50 cash consideration per share whether they tender their shares during the subsequent offering period or not, but those who tender their shares during the subsequent offering period will receive the consideration sooner than stockholders who wait for the merger to be consummated.

Following the merger, J. Alexander’s will become an indirect, wholly-owned subsidiary of FNF, and J. Alexander’s common stock will cease to be traded on NASDAQ.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and restaurant and other diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a 55%

stake in American Blue Ribbon Holdings, an owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, Bakers Square and Stoney River Legendary Steaks concepts. In addition, FNF owns a majority stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. FNF also owns a minority interest in Ceridian Corporation, a leading provider of global human capital management and payment solutions. More information about FNF can be found at www.fnf.com.

About J. Alexander’s Corporation

J. Alexander’s Corporation (NASDAQ: JAX), operates 33 J. Alexander’s restaurants in 13 states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’ is an upscale, contemporary American restaurant known for its wood-fired cuisine. J. Alexander’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle. More information about JAX can be found at www.jalexanders.com.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, FILED BY FNF AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON AUGUST 6, 2012. A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 RELATING TO THE TENDER OFFER HAS BEEN FILED BY J. ALEXANDER’S WITH THE SEC ON AUGUST 6, 2012. THESE DOCUMENTS, AS THEY HAVE BEEN AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND J. ALEXANDER’S SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS MAY BE OBTAINED AT NO CHARGE BY DIRECTING A REQUEST BY MAIL TO GEORGESON INC., 99 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, OR BY CALLING TOLL-FREE AT (800) 261-1047, AND MAY ALSO BE OBTAINED AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of J. Alexander’s by FNF and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. The actual results of the transaction could vary materially as a result of a number of factors, including the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of J. Alexander’s and FNF’s Form 10-K and other filings with the SEC. These forward-looking statements reflect J. Alexander’s and FNF’s expectations as of the date of this press release. J. Alexander’s and FNF undertake no obligation to update the information provided herein.

CONTACT:

Fidelity National Financial, Inc.

Daniel Kennedy Murphy, 904-854-8120

Senior Vice President and Treasurer

dkmurphy@fnf.com

or

J. Alexander’s Corporation

R. Gregory Lewis, 615-269-1900

Vice President and Chief Financial Officer

glewis@jalexanders.com

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